Exhibit 99.1

          Healthaxis Announces Second Quarter 2006 Operating Results; Results Continue Improvement from 2005 and First Quarter 2006

     IRVING, Texas--(BUSINESS WIRE)--Aug. 9, 2006--Healthaxis Inc. (Nasdaq:HAXS), an innovative provider of technology-enhanced, integrated business process solutions and services, including claims and benefit administration applications, web-enabled software solutions and outsourced claims related services for health benefit administrators and health insurance claims processors, reported financial results today for the three- and six-month periods ending June 30, 2006.

     Second Quarter 2006 Financial Highlights

     -- 2006 second quarter revenues were $4.1 million, a 5% increase compared to the first quarter of 2006. Revenues this quarter were also modestly higher than in the second quarter of 2005, but over 10%, or almost $400,000, higher than the fourth quarter of 2005.

     -- Revenue from transaction fees, license fees, and BPO services all showed improvement over the prior year's second quarter. The improvement was primarily the result of new customer implementations. As in the first quarter of 2006, professional services revenue declined compared to the same quarter of 2005. This happened because a significant portion of our billable professional services relates to customer implementations, thus the revenue is deferred to future periods. Deferred revenues increased approximately $278,000 during the second quarter of 2006.

     -- The 2006 second quarter net loss was $266,000 ($0.04 per share), a reduction from the $325,000 loss ($0.07 per share) for the same quarter in 2005. For comparison purposes, it should also be noted that results for the second quarter of 2005 benefited from the elimination of a contingent tax liability totaling $979,000 partially offset by a lease abandonment charge of $500,000 related to moving the company's headquarters. Net results were also substantially improved from the first quarter of 2006.

     The improved operating results for the second quarter of 2006 are primarily derived from higher revenue, combined with lower corporate facility costs resulting from the relocation of the Company's headquarters in June 2005, lower amortization and depreciation expenses, and higher capitalized startup costs for new customer implementations. The cost improvements were partially offset by increases from the expansion of the company's operations to support the implementation of new business, increased sales and marketing efforts begun in the last half of 2005, and non-cash equity compensation of approximately $41,000.

     First Half 2006 Financial Highlights

     -- Revenues for the first six months of 2006 were $8.0 million, slightly lower than the $8.1 million reported for the same period of 2005. Revenues from transaction fees, license fees, and BPO services each increased in 2006 compared to last year. As with each of the first two quarters of 2006, the overall decrease for the year to date period is attributable to lower professional services revenue. This decrease is due to the previously mentioned requirement to defer professional services revenues tied to client implementations. Deferred revenues have increased by approximately $647,000 since December 31, 2005.

     -- The net loss attributable to common shareholders for the six months ended June 30, 2006 was $728,000 ($0.12 per share) compared to $1.3 million ($0.30) for the same period of 2005. The improved financial results stem from the factors previously described.

     Company Highlights

     -- We continue our large-scale customer implementation that has already added a significant number of revenue-generating lives to our systems. In addition, this year we have completed, or are in the process of completing, three other new customer implementations, and have renewed contracts with a number of existing customers and expanded our relationship with others. Due to the subscription nature of our business, these customer wins do not always immediately impact operating results, but are expected to provide additional revenue in future periods.

     -- In July 2006, we announced the expansion of our Ultimate TPA(TM) Solution. The Ultimate TPA Solution is Healthaxis' unique combination of technology and BPO services that help TPAs gain operational efficiency and reduce costs. The packaged suite of technology and services is offered as a "turnkey" solution that benefits smaller to midsize organizations the most, but can bring value to operations of any size. The Ultimate TPA enables growth minded organizations to pursue their expansion objectives with both minimal capital and infrastructure investment, and affordable and predictable ongoing costs.

     -- During June and July of 2006, two shareholders converted approximately 2 million shares of their Series A Convertible Preferred Stock into common stock. The Company understands that some of those shares were sold in large blocks and it appears that the blocks were sold at prices substantially below the then market price of the stock. It is common for large blocks of stock to be sold at a discount to market and it should be noted that the Company did not participate in facilitating these stock sales and purchases.

     -- In July 2006, we renewed and extended the debt due to HealthMarkets (formerly known as UICI) on terms favorable to the Company. The maturity date was moved to February 1, 2008 from September 30, 2006. As part of the renewal agreement, the Company will make a principal payment of $500,000 on August 31, 2006. As we have been doing already, we will continue making monthly payments of not less than $65,000 until maturity on February 1, 2008. Partially as a result of this transaction, but more importantly to support future growth, the Company is in the late stages of securing working capital and capital equipment lines of credit with a bank that will expand our available liquidity and strengthen our financial condition. We are confident that we will complete the financing agreement. However, it should be noted that until such financings are in place, there is always the possibility that they will not be completed.

     Review and Outlook

     Commenting on the Company's second quarter results, John M. Carradine, the Company's President and Chief Executive Officer said: "This is now the second quarter in a row that our revenues have increased compared to the prior quarterly period. Second quarter 2006 revenues were five percent higher than revenues in the first quarter 2006 and ten percent higher than revenues in the fourth quarter of 2005. These sequential improvements are a critical success factor for a subscription and transaction based revenue model such as ours.
     "It is also important that our revenue in the second quarter this year was greater than it was in the year ago quarter. This is real progress. Is it a trend? We will see. But this we know - we have closed contracts with new customers this year, we have renewed contracts with existing customers, and we have expanded the size and scope of business with existing customers. That's why revenue is increasing. It would have increased more, but we must defer some of our professional services revenue to future periods because of the nature of the work and the accounting rules for those circumstances. Deferred revenue has increased substantially in the last nine months.
     "These sequential improvements are good, but we need to grow faster. That's why we're also expanding our marketing efforts with regard to the Ultimate TPA. We are receiving positive feedback from prospective customers. We like our position with this collection of services because it puts us in a differentiated position compared to other market competitors. Why? Because we give companies almost immediate access to a wide range of best-in-class products and services at a compelling price. More importantly, if we are successful in our approach, we create not only new customers, but new sources of revenue and better profitability for the business. The Ultimate TPA is built on the strength of our service offerings in total, not individually. That's why it works. Our competitors cannot demonstrate their ability to compete on this level, even though many of them are trying. That's the other encouraging thing about the Ultimate TPA. Others are trying to copy the model. We are one of only a few who can really do it now, and no one has been doing it for as long as we have.
     "We don't expect to see as much revenue growth from the Ultimate TPA this year as we do next year, but we should see some. We'll announce it as it happens, but everyone should realize that there is a ramp involved, and not every deal is a big one. Steady growth and progress is what we are after.
     "Most of the revenue and operating improvement this year is from the lives being added in the large customer implementation we began last year. We have also sold, implemented and gone live with two other new customers this year, as well as several expanded opportunities with existing customers. We are now within striking distance of our profitability objective. Our operating loss this quarter was cut almost in half compared to the first quarter of 2006. If you review our results, compared to the first quarter you will find that revenue increased by $196,000. Not coincidentally, the operating loss went down $195,000. Nice formula. It won't always happen this way, but the leverage in our operations is beginning to show itself more prominently as we approach break-even. Future revenue growth will not necessarily generate this kind of marginal profitability, but we certainly expect that there will always be a component that does. We count on that working to our advantage.
     "All in all, the first six months of this year have been encouraging. We are gaining customers, our revenue and results are improving, our marketing plans are working and we are becoming better recognized as an industry leader. We successfully extended our existing debt on favorable terms and are in the final stages of adding other financing facilities to support our growth opportunities. We have proven our ability to add large amounts of business in short timeframes, while continuing to meet existing customer needs. We believe that our strategy of bringing the Ultimate TPA to a broader market segment, and of creating a 'turnkey' solution for organizations that want to grow quickly, efficiently and without a large capital investment is a sound one that could lead us to faster, more consistent and more profitable growth. We are looking forward to the Self-Insured Institute of America national conference in October. Our EVP Larry Thompson is on the agenda to speak on several topics and is on at least one other panel discussion. We will use this widely attended conference to bring Healthaxis more and more into the minds of potential customers, and this year we will be showcasing the Ultimate TPA."

     About Healthaxis Inc.

     Healthaxis (Nasdaq:HAXS) is a leading technology enhanced provider of fully integrated business process outsourcing and claims and administration solutions and services for health benefit administrators and health insurance claims processors. For information on Healthaxis products and services, call 800-519-0679 or visit www.healthaxis.com.

     Forward-looking statements:

     Statements that are not purely historical facts, including without limitation statements about anticipated or expected future revenue and performance, constitute forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1934, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include without limitation the risks and uncertainties identified in our documents filed with, or furnished to, the Securities and Exchange Commission, including those identified under the caption "Risk Factors" in our most recently filed Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements.


                   Healthaxis Inc. and Subsidiaries
            Condensed Consolidated Statements of Operations
      (In thousands, except share and per share data) (Unaudited)


                             Three Months Ended    Six Months Ended
                                  June 30               June 30
                             2006       2005       2006       2005
                           ---------- ---------- ---------- ----------
Revenues                      $4,114     $4,011     $8,032     $8,137
Expenses:
   Cost of revenues            3,409      3,696      6,785      7,792
   Sales and marketing           319        254        693        467
   General and
    administrative               632        813      1,240      1,457
   Reversal of contingent
    tax liability                 --       (979)        --       (979)
   Lease abandonment
    charge                        --        500         --        500
   Amortization of
    intangibles                   --         --         --         84
                           ---------- ---------- ---------- ----------
Total operating expenses       4,360      4,284      8,718      9,321
                           ---------- ---------- ---------- ----------
Operating loss                  (246)      (273)      (686)    (1,184)
Interest and other income
 (expense), net                  (20)       (52)       (42)       (99)
                           ---------- ---------- ---------- ----------
Net loss                       $(266)     $(325)     $(728)   $(1,283)
                           ========== ========== ========== ==========

                           ---------- ---------- ---------- ----------
Net loss per share of
 common stock (basic and
 diluted)                     $(0.04)    $(0.07)    $(0.12)    $(0.30)
                           ========== ========== ========== ==========

Weighted average common
 shares used in computing
 loss per share
     Basic and diluted     6,123,833  4,938,794  6,106,441  4,321,650



                   Healthaxis Inc. and Subsidiaries
                 Condensed Consolidated Balance Sheets
      (In thousands, except share and per share data) (Unaudited)


                                                     June 30  Dec. 31,
                                                      2006     2005
                                                     -------- --------
Assets
    Cash and cash equivalents                         $2,843   $4,729
    Accounts receivable, net                           2,969    2,256
    Other current assets                                 656      628
                                                     -------- --------
    Current assets                                     6,468    7,613
    Property, equipment and software, net              1,764    1,726
    Goodwill                                          11,276   11,276
    Other assets                                       1,256      531
                                                     -------- --------
    Total assets                                     $20,764  $21,146
                                                     ======== ========
Liabilities and stockholders' equity
    Current liabilities                               $4,991   $5,100
    Long-term debt                                       477       --
    Other long-term liabilities                        1,195    1,239
    Stockholders' equity                              14,101   14,807
                                                     -------- --------
    Total liabilities and stockholders' equity       $20,764  $21,146
                                                     ======== ========


     CONTACT: Healthaxis Inc.
              Ron Herbert, 972-443-5000
              rherbert@healthaxis.com